                                                           Exhibit 12

                             COMPUTATION OF RATIOS


     Average Equity to Average Assets = Average Equity Divided by Average Assets

     Return on Average Assets = Net Income Divided by Average Assets

     Return on Average Equity = Net Income Divided by Average Equity

     Efficiency Ratio = Total Other Expenses Divided by Net Interest Income Plus Total Other Income

     Dividends Declared as a Percent of Net Income = Cash Dividends Divided by Net Income

     Average Total Loans to Average Deposits = Average Total Loans Divided by Average Deposits

     Nonperforming Loans to Total Loans = Nonaccruing Loans Plus Loans Ninety Days Past Due and Accruing Interest
                                          plus Restructured Loans Divided by Total Loans

     Nonperforming Assets to Total Assets = Nonaccruing Loans plus Loans Ninety Days Past Due and Accruing Interest plus Restructured Loans plus Other Real Estate Owned plus In-substance
                                            Foreclosure Divided by Total Assets

     Allowance for Loan Losses to Nonperforming Loans = Allowance for Loan Losses Divided by Nonaccruing Loans plus Loans Ninety
                                                        Days Past Due and Accuring Interest Plus Restructured Loans

     Allowance for Loan Losses as a Percent of Total Loans = Allowance for Loan Losses Divided by Total Loans

